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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934


                            Noble International, Ltd.
             ------------------------------------------------------
                                (Name of Issuer)


                           Common Stock, No Par Value
             ------------------------------------------------------
                         (Title of Class of Securities)


                                  655053 10 6
             ------------------------------------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement |X|. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)


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                               Page 1 of 5 pages

CUSIP No. 655053 10 6                                          Page 2 of 5 Pages
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(1)    NAME OF REPORTING PERSON

            Robert J. Skandalaris

       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS


--------------------------------------------------------------------------------
(2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                             (a)  | |
                                                             (b)  |X|
--------------------------------------------------------------------------------
(3)    SEC USE ONLY


--------------------------------------------------------------------------------
(4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
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                          (5)    SOLE VOTING POWER
                                 3,092,156*
                          ------------------------------------------------------
    NUMBER OF SHARES      (6)    SHARED VOTING POWER
   BENEFICIALLY OWNED            None
         BY EACH          ------------------------------------------------------
    REPORTING PERSON      (7)    SOLE DISPOSITIVE POWER
           WITH                  2,557,414*
                          ------------------------------------------------------
                          (8)    SHARED DISPOSITIVE POWER
                                 None
--------------------------------------------------------------------------------
(9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            3,092,156
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(10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             | |

--------------------------------------------------------------------------------
(11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            43.19%
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(12)   TYPE OF REPORTING PERSON*

            IN
--------------------------------------------------------------------------------
*Includes 150,396 shares held by Robert J. Skandalaris as custodian for his three minor children; and 534,742 shares over which Mr. Skandalaris exercises voting power pursuant to certain Voting Agreements and Powers of Attorney.



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                                                               Page 3 of 5 Pages


Item 1.     (a)   Name of Issuer:

                  Noble International, Ltd.

            (b)   Address of Issuer's Principal Executive Offices:

                  33 Bloomfield Hills Parkway, Suite 155
                  Bloomfield Hills, Michigan 48304

Item 2.     (a)   Name of Person Filing:

                  Robert J. Skandalaris

            (b)   Address of Principal Business Office:

                  33 Bloomfield Hills Parkway, Suite 155
                  Bloomfield Hills, Michigan 48304

            (c)   Citizenship:

                  United States

            (d)   Title of Class of Securities:

                  Common Stock, no par value

            (e)   CUSIP Number:

                  655053 10 6

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

            (a) | | Broker or Dealer registered under Section 15 of the Act

            (b) | | Bank as defined in section 3(a)(6) of the Act

            (c) | | Insurance Company as defined in section 3(a)(19) of the
                    Act

            (d) | | Investment Company registered under section 8 of the
                    Investment Company Act

            (e) | | Investment Adviser registered under section 203 of the
                    Investment Advisers Act of 1940

            (f) | | Employee Benefit Plan, Pension Fund which is subject to
                    the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section
                    240.13d-1(b)(1)(ii)(F)

            (g) | | Parent Holding Company, in accordance with Section
                    240.13d-1(b)(1)(ii)(G)

            (h) | | Group, in accordance with Section 240.13d-
                    1(b)(1)(ii)(H)

                                                               Page 4 of 5 Pages



Item 4.     Ownership.

            If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

            (a)  Amount Beneficially Owned:  3,092,156

            (b)  Percent of Class:  43.19%

            (c)  Number of shares as to which such person has:

                 (i)   sole power to vote or to direct the vote:  3,092,156

                 (ii)  shared power to vote or to direct the vote:  None

                 (iii) sole power to dispose or to direct the disposition of:
                       2,557,414

                 (iv)  shared power to dispose or to direct the disposition of:
                       None

Item 5.     Ownership of Five Percent or Less of a Class.

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following | |.

Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.

            Inapplicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

            Inapplicable.

Item 8.     Identification and Classification of Members of the Group.

            Inapplicable.

Item 9.     Notice of Dissolution of Group.

            Inapplicable.

Item 10.    Certification.

            Inapplicable.

                                                               Page 5 of 5 Pages

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I/we certify that the information set forth in this statement is true, complete and correct.


Date:       February 11, 1998
           ---------------------------

Signature:  /s/ Robert J. Skandalaris
           ---------------------------

Name:       Robert J. Skandalaris
           ---------------------------













      Attention: Intentional misstatements or omissions of fact constitute
               Federal criminal violations (see 18 U.S.C. 1001).